MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form S-1 of Caddis Consulting Group, Inc., of our report dated December 24, 2008 on our audit of the financial statements of Caddis Consulting Group, Inc. as of November 30, 2008, and the related statements of operations, stockholders’ equity and cash flows from inception on November 19, 2008 through November 30, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
February 10, 2009

6490 West Desert Inn Rd, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501